UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2014

Calithera Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36644	27-2366329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 Oyster Point Blvd. Suite 200 South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 870-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In December 2014, Calithera Biosciences, Inc. (“Calithera”) entered into an exclusive license agreement (the “License Agreement”) with MARS, Inc., by and through its Mars Symbioscience division (“Symbioscience”), under which Calithera has been granted the exclusive, worldwide license rights to develop and commercialize Symbioscience’s portfolio of arginase inhibitors for use in human healthcare. Under the terms of the License Agreement, Calithera will pay Symbioscience an upfront license fee and potential development and regulatory milestone payments totaling up to $24.7 million for the first licensed product. Symbioscience is eligible for an additional $95.0 million in potential sales-based milestones, as well as royalty payments, at a mid-single digit royalty rate, based on sales of the first commercialized licensed product. If Calithera develops additional licensed products, after achieving regulatory approval of the first licensed product, Calithera would owe additional regulatory milestone payments and additional royalty payments based on sales of such additional licensed products. The License Agreement will not impact Calithera’s ability to fund its operating expenses and capital expenditure requirements for at least the next twelve months.

Under the License Agreement, Calithera will be responsible for the worldwide development and commercialization of the licensed products, at its cost, is required to use commercially reasonable efforts with respect to such development and commercialization activities, and must meet certain general diligence obligations. Calithera holds the first right to prosecute and to enforce all licensed patents under the License Agreement throughout the world, and Symbioscience will retain certain step-in enforcement rights. Under the exclusivity provisions of the License Agreement, each party agrees not to develop any other arginase inhibitors for use in human healthcare outside of the scope of the License Agreement.

The License Agreement, unless terminated earlier, will continue until expiration upon the last to expire of all royalty obligations Calithera owes to Symbioscience. Upon expiration of the License Agreement, Calithera will retain non-exclusive, royalty-free license rights to the relevant licensed Symbioscience intellectual property for use in human healthcare. Symbioscience may terminate the License Agreement early if Calithera materially breaches the agreement and does not cure such breach in a specified notice period. Calithera may terminate the License Agreement for Symbioscience’s uncured material breach, or at will for any or no reason.

The foregoing description of the terms of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to Calithera’s Annual Report on Form 10-K for the year ended December 31, 2014. Calithera intends to request confidential treatment for certain terms of the License Agreement, which will be filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calithera Biosciences, Inc.

Dated: December 9, 2014
	By:	/s/ Susan M. Molineaux
Susan M. Molineaux, Ph.D.
President and Chief Executive Officer